Exhibit 99.1

DAVIDsTEA Inc. Announces Third Quarter Fiscal 2015 Financial Results

Third quarter sales growth of 32.5% to C$36.3 million; comparable sales increase of 6.3%

Third quarter adjusted EBITDA growth of 50% to C$1.5 million

Third quarter adjusted net loss of C$(0.8) million or C$(0.03) per fully diluted share

Raises FY15 outlook to reflect Q3 outperformance; expects FY15 adjusted fully diluted EPS of C$0.37-C$0.39

MONTREAL, December 10, 2015 (GLOBE NEWSWIRE) — DAVIDsTEA Inc. (Nasdaq:DTEA) today announced financial results for the three and nine months ended October 31, 2015.

For the three months ended October 31, 2015:

•                  Sales increased by 32.5% to C$36.3 million from C$27.4 million in the third quarter of fiscal 2014. Comparable sales increased by 6.3%.

•                  Gross profit increased by 25.0% to C$18.0 million while gross profit as a percent of sales decreased to 49.6% from 52.4% in the third quarter of fiscal 2014. The decrease in gross profit as a percent of sales was driven primarily by the adverse impact from the stronger U.S. dollar on U.S. dollar denominated purchases. On a constant currency basis, gross profit as a percent of sales was flat at 52.4%.

•                  Selling, general and administration expenses (“SG&A”) increased to C$18.9 million from C$17.2 million in the third quarter of fiscal 2014. Excluding one-time costs in the third quarter of fiscal 2014, SG&A increased to C$18.9 million from C$15.4 million in the third quarter of fiscal 2014. As a percent of sales, SG&A excluding these one-time costs, decreased to 52.1% from 56.2%, due primarily to leveraging of fixed expenses.

•                  Results from operating activities were C$(0.9) million as compared to C$(2.9) million in the third quarter of fiscal 2014. Excluding one-time costs in the third quarter of fiscal 2014, results from operating activities improved to C$(0.9) million from C$(1.0) million in the third quarter of fiscal 2014.

•                  The Company opened 18 new stores in the third quarter and ended the quarter with a total of 183 stores in Canada and the U.S. This represents an increase of 28% from the end of the third quarter of fiscal 2014.

•                  Adjusted EBITDA was C$1.5 million compared to C$1.0 million in the third quarter of fiscal 2014. Adjusted EBITDA excludes IPO-related and other non-cash or one-time costs (see Reconciliation of Adjusted EBITDA table).

•                  Net loss was C$(0.9) million compared to C$(0.2) million in the third quarter of fiscal 2014. Adjusted net loss, which excludes IPO-related and other one-time income or expenses (see Reconciliation of IFRS basis to Adjusted net loss table), was C$(0.8) million compared to C$(1.7) million for the third quarter of fiscal 2014.

•                  Fully diluted loss per common share was C$(0.04) compared to C$(0.02) in the third quarter of fiscal 2014. Adjusted fully diluted loss per common share, which is adjusted net loss on an adjusted fully diluted weighted average shares outstanding basis (see Reconciliation of fully diluted weighted average common shares outstanding table), was C$(0.03) per share compared to C$(0.07) per share in the third quarter of fiscal 2014.

Sylvain Toutant, President and Chief Executive Officer, stated: “We are pleased with our third quarter top- and bottom-line performance, highlighted by a 32.5% increase in sales and comparable sales growth of 6.3%. Our strong top-line performance was fueled by continued strength from new and existing stores, and our thriving e-commerce business, as customers responded to our innovative merchandise offering and compelling marketing message.”

Mr. Toutant continued, “We are well-positioned for the upcoming holiday season with our exciting product assortment and steady stream of newness that we believe will resonate with our customers.  Given our strong third quarter performance we are raising our outlook for the year. Looking ahead, we remain focused on building our unique brand, expanding our store base and e-commerce footprint, driving profitability and realizing the significant potential that we believe exists for DAVIDsTEA.”

For the nine months ended October 31, 2015:

•                  Sales increased by 31.0% to C$104.9 million from C$80.1 million in the comparable period in fiscal 2014. Comparable sales increased by 6.5%.

•                  Gross profit increased by 24.3% to C$53.2 million while gross profit as a percent of sales decreased to 50.7% from 53.4% in the comparable period in fiscal 2014. The decrease in gross profit as a percent of sales was driven primarily by the adverse impact from the stronger U.S. dollar on U.S. dollar denominated purchases in the nine months ended October 31, 2015. On a constant currency basis, gross profit as a percent of sales was 53.2%.

•                  SG&A increased to C$58.2 million from C$44.3 million in the comparable period in fiscal 2014. Excluding one-time costs, SG&A increased to C$53.8 million from C$42.5 million in the comparable period in fiscal 2014. As a percent of sales, SG&A, excluding these one-time costs, decreased to 51.3% from 53.1%, due primarily to leveraging of fixed expenses.

•                  Results from operating activities were C$(5.0) million as compared to C$(1.5) million in the comparable period in fiscal 2014. Excluding one-time costs, results from operating activities decreased to C$(0.6) million from C$0.3 million in the comparable period in fiscal 2014.

•                  The Company opened 29 net new stores in the nine months ended October 31, 2015 and ended the period with a total of 183 stores in Canada and the U.S. This represents an increase of 28% from the comparable period in fiscal 2014.

•                  Adjusted EBITDA was C$5.7 million compared to C$5.4 million in the comparable period in 2014. Adjusted EBITDA excludes IPO-related and other non-cash or one-time costs (see Reconciliation of Adjusted EBITDA table).

•                  Net loss was C$(146.2) million compared to C$(1.5) million in the comparable period in fiscal 2014. The decrease in net income in fiscal 2015 is due to a $140.9 million non-cash loss in the second quarter of fiscal 2015 associated with the embedded derivative on Series A, A-1 and A-2 preferred shares. In conjunction with the IPO transaction, all preferred shares were converted into common shares. As a result, this charge will not reoccur. Adjusted net loss, which excludes IPO-related and other one-time costs for the nine months ended October 31, 2015 (see Reconciliation of IFRS basis to Adjusted net loss table), was C$(1.2) million compared to C$(1.7) million for the comparable period in fiscal 2014.

•                  Fully diluted loss per common share was C$(7.91) compared to C$(0.12) in the comparable period in fiscal 2014. Adjusted fully diluted loss per common share, which is adjusted net loss on an adjusted fully diluted weighted average shares outstanding basis (see Reconciliation of fully diluted weighted average common shares outstanding table), improved to C$(0.05) per share compared to C$(0.07) per share in the comparable period in fiscal 2014.

Balance sheet highlights as of October 31, 2015:

•                  Cash: C$48.3 million.

•                  Total liquidity (cash plus availability on a C$20.0 million revolving facility): C$68.3 million.

Fourth Quarter and Fiscal 2015 Outlook:

For the fourth quarter of fiscal 2015, sales are expected to be in the range of C$70.0 million to C$72.0 million based on opening 10 new stores and assuming a comparable sales increase slightly above the mid-single digit range. Adjusted EBITDA is expected to be in the range of C$18.0 million to C$19.0 million. Adjusted net income, which excludes IPO-related costs and other one-time costs, is expected to be in the range of C$11.0 million to C$11.5 million, with an adjusted fully diluted income per common share range of C$0.42 to C$0.44 on approximately 26.3 million adjusted fully diluted weighted average shares outstanding.

For fiscal 2015, sales are expected to be in the range of C$175.0 million to C$177.0 million based on opening 39 net new stores for the full year and assuming a comparable sales increase slightly above the mid-single digit range. Adjusted EBITDA is expected to be in the range of C$23.5 million to C$24.5 million. Adjusted net income, which excludes IPO-related and other one-time costs, is expected to be in the range of C$9.7 million to C$10.2 million, or C$0.37 to C$0.39 per share on approximately 26.3 million adjusted fully diluted common shares outstanding.

Conference Call Information:

A conference call to discuss the third quarter fiscal 2015 financial results is scheduled for today, December 10, 2015, at 4:30 p.m. Eastern Standard Time. The conference call will be webcast and may be accessed via the Company’s Investor Relations section of its website at www.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

Non-IFRS Information:

This press release includes non-IFRS measures including Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share. Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share are not presentations made in accordance with IFRS, and the use of the terms Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share may differ from similar measures reported by other companies. We believe that Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share provide investors with useful information with respect to our historical operations. We present Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period. Specifically, Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share allow for an assessment of our operating performance and our ability to service or incur indebtedness without the effect of non-cash charges of the period or other one-time charges, such as depreciation, amortization, impairment costs, costs related to onerous contracts or contracts where we expect the costs of the obligations to exceed the economic benefit and non-recurring expenses relating to our initial public offering. These measures also function as benchmarks to evaluate our operating performance. Adjusted EBITDA, Adjusted net income (loss), and Adjusted fully diluted income(loss) per share are not measurements of our financial performance under IFRS and should not be considered in isolation or as alternatives to net income, net cash provided by operating, investing or financing activities or any other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with IFRS. We understand that although Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share are frequently used by securities analysts, lenders and others in their evaluation of companies, they have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under IFRS. Some of these limitations are:

•                  Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share do not reflect changes in, or cash requirements for, our working capital needs; and

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Because of these limitations, Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

Forward-Looking Statements:

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs about the Company’s sales and growth prospects for the coming fiscal quarter and fiscal year. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks including: the Company’s ability to maintain and enhance its brand image, particularly in new markets; the Company’s ability to compete in the specialty tea and beverage category; the Company’s ability to expand and improve its operations; levels of foot traffic in locations in which the Company’s stores are located; changes in consumer trends and preferences; fluctuations in foreign currency exchange rates; general economic conditions and consumer confidence; the importance of the Company’s fourth fiscal quarter to results of operations for the entire fiscal year; and other risks set forth in the Company’s prospectus filed with the Securities and Exchange Commission on June 4, 2015. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speak only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA:

DAVIDsTEA is a fast-growing branded beverage company, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts and accessories. As of October 31, 2015, the Company owned and operated 183 DAVIDsTEA stores throughout the United States and Canada. The Company is headquartered in Montréal, Canada.

INTERIM CONSOLIDATED BALANCE SHEETS

[Unaudited and in thousands of Canadian dollars]

	As at October 31, 2015 $	As at January 31, 2015 $

ASSETS
Current
Cash	48,251	19,784
Accounts and other receivables	3,453	2,355
Inventories	27,176	12,517
Income tax receivable	3,670	852
Prepaid expenses and deposits	4,688	3,050
Derivative financial instruments	783	—
Total current assets	88,021	38,558
Property and equipment	43,844	35,621
Intangible assets	2,201	1,669
Deferred income taxes	4,521	3,212
Total assets	138,587	79,060
LIABILITIES AND EQUITY/(DEFICIENCY)
Current
Trade and other payables	15,727	12,441
Deferred revenue	2,279	2,634
Income taxes payable	—	87
Current portion of provisions	35	258
Current portion of long-term debt and finance lease obligations	—	4,287
Total current liabilities	18,041	19,707
Deferred rent and lease inducements	5,530	4,137
Provisions	594	616
Long-term debt and finance lease obligations	—	6,142
Deferred income taxes	—	357
Loan from the controlling shareholder	—	2,952
Preferred shares — Series A, A-1 and A-2	—	28,768
Financial derivative liability embedded in preferred shares — Series A, A-1 and A-2	—	16,427
Total liabilities	24,165	79,106
Equity/(Deficiency)
Share capital	259,115	385
Contributed surplus	2,539	1,412
Deficit	(150,314)	(4,129)
Accumulated other comprehensive income	3,082	2,286
Total Equity/(Deficiency)	114,422	(46)
	138,587	79,060

INTERIM CONSOLIDATED STATEMENTS OF LOSS

AND COMPREHENSIVE INCOME/(LOSS)

[Unaudited and in thousands of Canadian dollars, except share information]

	for the three months ended		for the nine months ended
	October 31, 2015 $	October 25, 2014 $	October 31, 2015 $	October 25, 2014 $
				[restated]
Sales	36,305	27,439	104,930	80,115
Cost of sales	18,283	13,064	51,769	37,335
Gross profit	18,022	14,375	53,161	42,780
Selling, general and administration expenses	18,888	17,226	58,150	44,289
Results from operating activities	(866)	(2,851)	(4,989)	(1,509)
Finance costs	17	581	1,031	1,738
Finance income	(108)	(27)	(231)	(114)
Loss on derivative financial instruments	164	—	—	—
Accretion of preferred shares	—	300	401	754
(Gain)/Loss from embedded derivative on Series A, A-1 and A-2 preferred shares	—	(3,855)	140,874	(3,693)
IPO related costs	—	35	—	35
Settlement cost related to former option holder	—	520	—	520
Loss before income taxes	(939)	(405)	(147,064)	(749)
Provision for income tax/(recovery)	(68)	(177)	(879)	727
Net loss	(871)	(228)	(146,185)	(1,476)
Other comprehensive income/(loss)
Items that are or may be reclassified subsequently to income:
Change in fair value of derivative financial instruments	45	—	1,894	—
Realized forward exchange contracts reclassified to inventory	(1,111)	—	(1,111)	—
Provision for income tax on comprehensive income	(12)	—	(546)	—
Provision for income tax recovery on comprehensive income	338	—	338	—
Cumulative translation adjustment	(20)	309	221	136
	(760)	309	796	136
Comprehensive income/(loss)	(1,631)	81	(145,389)	(1,340)
Loss per share
Basic	(0.04)	(0.02)	(7.91)	(0.12)
Fully diluted	(0.04)	(0.02)	(7.91)	(0.12)
Weighted average number of shares outstanding
— basic	23,977,040	12,024,835	18,360,119	11,965,521
— fully diluted	23,977,040	12,024,835	18,360,119	11,965,521

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

[Unaudited and in thousands of Canadian dollars]

	for the three months ended		for the nine months ended
	October 31, 2015 $	October 25, 2014 $	October 31, 2015 $	October 25, 2014 $
				[restated]
OPERATING ACTIVITIES
Net loss	(871)	(228)	(146,185)	(1,476)
Items not affecting cash:
Depreciation of property and equipment	1,445	1,410	4,093	3,500
Amortization of intangible assets	168	148	433	434
Loss on disposal of property and equipment	—	—	292	—
Impairment of property and equipment	—	1,301	—	1,301
Loss on derivative financial instruments	164	—	—	—
Deferred rent	333	170	815	590
Provision/(Recovery) for onerous contracts	—	529	(265)	529
Stock-based compensation expense	458	296	1,276	577
Settlement cost related to former option holder	—	345	—	345
Amortization of financing fees	—	44	176	128
Accretion of preferred shares	—	300	401	754
(Gain)/Loss from embedded derivative on Series A, A-1 and A-2 preferred shares	—	(3,855)	140,874	(3,693)
Deferred income taxes	323	174	1,011	35
	2,020	634	2,921	3,024
Net change in other non-cash working capital balances related to operations	(8,764)	(3,007)	(16,210)	(7,973)
Cash flows related to operating activities	(6,744)	(2,373)	(13,289)	(4,949)
FINANCING ACTIVITIES
Repayment of finance lease obligations	—	(79)	(552)	(234)
Proceeds of long-term debt	—	—	9,996	—
Repayment of long-term debt	—	(740)	(20,010)	(2,220)
Repayment of loan from controlling shareholder	—	—	(2,952)	—
Issuance of common shares pursuant to exercise of stock options	27	—	86	40
Issuance of Series A, A-1 and A-2 preferred shares	—	—	—	3,554
Gross proceeds of initial public offering	—	—	79,370	—
Issuance costs paid on initial public offering	(72)	—	(10,620)	—
Financing fees	(15)	(25)	(186)	(137)
Cash flows related to financing activities	(60)	(844)	55,132	1,003
INVESTING ACTIVITIES
Additions to property and equipment	(7,385)	(6,259)	(12,415)	(8,810)
Additions to intangible assets	(293)	(273)	(961)	(593)
Cash flows related to investing activities	(7,678)	(6,532)	(13,376)	(9,403)
Increase (decrease) in cash	(14,482)	(9,749)	28,467	(13,349)
Cash, beginning of period	62,733	11,750	19,784	15,350
Cash, end of period	48,251	2,001	48,251	2,001

Reconciliation of Adjusted EBITDA

[Unaudited and in thousands of Canadian dollars]

	for the three months ended		for the nine months ended
	October 31, 2015	October 25, 2014	October 31, 2015	October 25, 2014
				[restated]
Net loss	(871)	(228)	(146,185)	(1,476)
Finance costs	17	581	1,031	1,738
Finance income	(108)	(27)	(231)	(114)
Depreciation and amortization	1,613	1,558	4,526	3,934
Provision for income tax (recovery)	(68)	(177)	(879)	727
EBITDA	583	1,707	(141,738)	4,809

Additional adjustments
Stock-based compensation expense (a)	458	296	1,276	577
Stock-based compensation expense for cashless exercise (b)	—	—	4,052	—
Impairment of property and equipment (c)	—	1,301	—	1,301
Provision/(Recovery) for onerous contracts (d)	—	529	(265)	529
Deferred rent (e)	333	170	815	590
Loss on derivative financial instruments (f)	164	—	—	—
Loss on disposal of property and equipment (g)	—	—	292	—
Accretion of preferred shares (h)	—	300	401	754
(Gain)/Loss from embedded derivative on Series A, A-1 and A-2 preferred shares (i)	—	(3,855)	140,874	(3,693)
IPO related costs (j)	—	35	—	35
Settlement cost related to former option holder (k)	—	520	—	520
Adjusted EBITDA	1,538	1,003	5,707	5,422

(a) Represents non-cash stock-based compensation expense.

(b) Represents expenses related to cashless exercise of options by former employees.

(c) Represents costs related to impairment of property, equipment and intangible assets for stores in the United States.

(d) Represents provision and non-cash recovery related to certain stores where the unavoidable costs of meeting the obligations under the lease agreements are expected to exceed the economic benefits expected to be received from the contract.

(e) Represents the extent to which our annual rent expense has been above or below our cash rent.

(f) Represents the non-cash loss on derivative financial instruments.

(g) Represents non-cash costs related to closure of one store due to termination of sub-lease.

(h) Represents non-cash accretion expense on our preferred shares. In connection with the completion of our initial public offering on June 10, 2015, all of our outstanding preferred shares converted automatically into common shares.

(i) Represents provision for the conversion feature of the Series A, A-1 and A-2 preferred shares. In connection with the completion of our initial public offering, this liability converted into equity, which are reflected in our results for the quarter ended August 1, 2015.

(j) Represents fees and expenses incurred in connection with the initial public offering of common shares.

(k) Represents costs incurred to settle a dispute with a former option holder.

Reconciliation of IFRS basis to Adjusted net loss

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the nine months ended
	October 31, 2015	October 25, 2014	October 31, 2015	October 25, 2014
				[restated]
Net loss	(871)	(228)	(146,185)	(1,476)
Stock-based compensation expense for cashless exercise (a)	—	—	4,052	—
Finance costs related to preferred shares (b)	—	335	477	926
Impairment of property and equipment (c)	—	1,301	—	1,301
Provision for onerous contracts (d)	—	529	—	529
Loss on derivative financial instruments (e)	164	—	—	—
Loss on disposal of property and equipment (f)	—	—	292	—
Accretion of preferred shares (g)	—	300	401	754
(Gain)/Loss from embedded derivative on Series A, A-1 and A-2 preferred shares (h)	—	(3,855)	140,874	(3,693)
IPO related costs (i)	—	35	—	35
Settlement costs related to former option holder (j)	—	520	—	520
Income tax expense adjustment (k)	(43)	(632)	(1,151)	(632)
Adjusted net loss	(750)	(1,695)	(1,240)	(1,736)

(a) Represents expenses related to cashless exercise of options by former employees.

(b) Represents finance fees related to the preferred shares. Upon the completion of the initial public offering, we converted the liability associated with these preferred shares into equity.

(c) Represents costs related to impairment of property, equipment and intangible assets for stores in the United States.

(d) Represents provision related to certain stores where the unavoidable costs of meeting the obligations under the lease agreements are expected to exceed the economic benefits expected to be received from the contract.

(e) Represents the non-cash loss on derivative financial instruments.

(f) Represents non-cash costs related to closure of one store due to termination of sub-lease.

(g) Represents non-cash accretion expense on our preferred shares. In connection with the completion of our initial public offering on June 10, 2015, all of our outstanding preferred shares converted automatically into common shares.

(h) Represents provision for the conversion feature of the Series A, A-1 and A-2 preferred shares. In connection with the completion of our initial public offering, this liability converted into equity, which are reflected in our results for the quarter ended August 1, 2015.

(i) Represents fees and expenses incurred in connection with the initial public offering of common shares.

(j) Represents costs incurred to settle a dispute with a former option holder.

(k) Removes the impact of the stock-based compensation expense for cashless exercise on income taxes, impairment of property and equipment, provision for onerous contracts, loss on derivative financial instruments, loss on disposal of property and equipment, IPO related costs and settlement costs related to former option holder referenced in notes (a), (c), (d), (e), (f), (i) and (j).

Reconciliation of fully diluted weighted average common shares outstanding, as reported, adjusted fully diluted weighted average common shares outstanding

[Unaudited and in thousands of Canadian dollars, except per share]

	for the three months ended		for the nine months ended
	October 31, 2015	October 25, 2014	October 31, 2015	October 25, 2014

Weighted average number of shares outstanding, fully diluted	23,977,040	12,024,835	18,360,119	11,965,521
Adjustments:
Adjustment for conversion of preferred shares Series A, A-1 and A-2 (a)	—	8,128,805	3,855,205	8,128,805
Initial public company share issuance (b)	—	3,414,261	1,619,263	3,414,261
Adjusted weighted average number of shares outstanding, fully diluted	23,977,040	23,567,901	23,834,587	23,508,587

Earnings per share, fully diluted - as reported	(0.04)	(0.02)	(7.91)	(0.12)

Adjusted earnings per share, fully diluted	(0.03)	(0.07)	(0.05)	(0.07)

(a) Reflects the impact of the conversion of Series A, A-1 and A-2 preferred shares into common shares, as if they had been available the entire period.

(b) Reflects the number of common shares issued in the initial public offering, as if they had been available the entire period.

Investor Contact

ICR Inc.

Farah Soi/Rachel Schacter

(203)-682-8200

investors@davidstea.com

Media Contact:

ICR, Inc.

Jessica Liddell/Julia Young

203-682-8200

pr@davidstea.com